Exhibit 23.6

March 5, 2021

SMART SHARE GLOBAL LIMITED

6th Floor, 799 Tianshan W Road

Changning District, Shanghai 200335

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Smart Share Global Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

*          *          *

Sincerely yours,

/s/ Benny Yucong Xu
Name: Benny Yucong Xu

[Signature Page to Consent of Independent Director]